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                                                                      Exhibit 99



FirstMerit Corporation Announces Completion of
Signal Corp Acquisition

AKRON, Ohio, Feb. 12 -- FirstMerit Corporation (Nasdaq:FMER) announced today the completion of its acquisition of Signal Corp (Nasdaq: SGNL) of Wooster, Ohio, first announced on August 11, 1998. The affiliates of the former Signal Corp, Signal Bank, N.A. of Wooster, Ohio, Summit Bank, N.A. of Akron, Ohio and First Federal Savings Bank of New Castle, Pennsylvania are now part of FirstMerit Bank, N.A. Mobile Consultants, Inc. of Alliance, Ohio, which provides dealer financing for manufactured housing to top-rated borrowers, became a subsidiary of FirstMerit Corporation.

Gary G. Clark, former Chairman and Chief Executive Officer of Signal Corp, joins the FirstMerit Corporation Board of Directors.

"We are delighted to have completed this acquisition and with the combination, FirstMerit increases its market dominance in several key Northeast Ohio communities, holds the #1 market share position in Summit, Stark, Medina, Lorain and Wayne counties, and enters Western Pennsylvania for the first time," said John R. Cochran, Chairman and Chief Executive Officer of FirstMerit. "Customers will have the added convenience of 177 banking offices and 224 automated teller machines. Our unparalleled commitment to customers and local communities is now enhanced by the completion of this transaction."

FirstMerit is a $9.1 billion holding company, headquartered in Akron, Ohio. Principal wholly-owned subsidiaries include FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Credit Life Insurance Company and FirstMerit Community Development Corporation serving the following counties in Ohio:
Ashland, Ashtabula, Crawford, Cuyahoga, Delaware, Erie, Franklin, Geauga, Huron, Knox, Lake, Lorain, Madison, Medina, Portage, Richland, Seneca, Summit, Stark, Wayne and Wood, and Lawrence County in Pennsylvania.